UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 30, 2007

MISSION ENERGY HOLDING COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	333-68632	95-4867576
(State or other jurisdiction of	(Commission file	(I.R.S. employer
incorporation)	number)	identification no.)

2600 Michelson Drive, Suite 1700

Irvine, California  92612

(Address of principal executive offices, including zip code)

949-852-3576

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This current report includes forward-looking statements. Mission Energy Holding Company has based these forward-looking statements on its current expectations and projections about future events based upon knowledge of facts as of the date of this current report and its assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside Mission Energy Holding Company’s control. Mission Energy Holding Company has no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This current report should be read with Mission Energy Holding Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Section 1 – Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

On March 30, 2007, Mission Energy Holding Company’s subsidiary Edison Mission Energy (“EME”) and Mitsubishi Power Systems Americas, Inc. (“Mitsubishi”) entered into a wind turbine generator supply agreement with respect to the purchase of wind turbines and related services and warranties for an aggregate price of approximately $510 million (a portion of which is currently denominated in Japanese yen and subject to exchange rate fluctuations). EME may extend the services and warranties for additional payments. The wind turbines are to be delivered in 2008 and 2009. EME has issued a notice to proceed with respect to turbines scheduled for 2008 delivery for approximately $250 million, but has not yet issued a notice to proceed with respect to turbines scheduled for 2009 delivery. The agreement contains delivery schedules and performance guarantees, along with provisions for liquidated damages if those guarantees are not met by Mitsubishi. EME may terminate the purchase of specified tranches of turbines for convenience; upon such termination, EME would be obligated to pay agreed cancellation fees to Mitsubishi.(1)

(1)           EME expects to request confidential treatment for a number of competitively sensitive terms of this agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Mission Energy Holding Company

Date:	April 5, 2007	/s/ W. James Scilacci
W. JAMES SCILACCI
Senior Vice President and Chief Financial Officer